Exhibit 10.9
	SUMMARY TERM SHEET

July 8, 1997



Mr. Steven L. Vick
President
Sterling House Corporation
453 S. Webb Road, Suite 500
Wichita, KS 67207

RE:	Proposed Acquisitions and Leases

Dear Mr. Vick:

Meditrust wishes to express its interest in continuing to review and in discussing sale/leaseback financing with you. The following is a summary of the terms and conditions which would apply to this transaction:

	1.	Lessee:  A wholly-owned subsidiary of Sterling House Corporation
		("Sterling") which shall be engaged in no other activity except for the operation of the Facilities.

	2.	Facilities:  To be determined.

	3.	Purchase Price/Total Project Costs:  Approximately $50,000,000

	4.	Initial Lease Term:  12 years after the Conversion Date/Lease
Commencement Date for the first $25,000,000 of Facilities ("Group 1") and 12 years after the Conversion Date/Lease Commencement Date for the second $25,000,000 or Facilities ("Group 2").

	5.	Pre-Conversion Base Rent (if applicable):  Until the earlier to
		occur of: (a) completion of each Facility in accordance with all of the terms and conditions specified in the respective loan agreement, including delivery of all final surveys, certifications and legal opinions,
(b) the expiration of the Construction Period or (c) the admission of a patient (the "Conversion Date"); monthly rent payments of interest only shall be made at a rate of prime plus one and one-half percent, multiplied by Meditrust's total investment in each Facility.

	6.	Post-Conversion Base Rent/Base Rent:  On the Lease Commencement
Date/Conversion Date, the Base Rent shall be recalculated to be the rate per annum which is 320 basis points over the rate of interest of actively traded marketable United States Treasury facilities bearing a fixed rate of interest adjusted for a constant maturity of ten (10) years (the "Index"), multiplied by the Purchase Price/Total Project Costs, payable monthly in advance.

	7.	Extension Terms:  Three 5-year options to extend.

	8.	Extension Term Rent:  The Base Rent during any Extension Term
		shall be recalculated on the first day of such Extension Term to be the greater of (i) the rate per annum which is 320 basis points over the Index at such time, multiplied by the Purchase Price or (ii) the post conversion Base Rent payable during the previous Lease year, multiplied by 1.02.


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	9.	Commitment Fee:  1%

	10.	Additional Rent:  The Base Rent as aforesaid shall be further
		adjusted in each lease year commencing on the first anniversary of each Lease Commencement Date/Conversion Date thereafter, to an amount equal to the Base Rent for the prior year, multiplied by the lesser of (i) 1.02 (the
"Fixed Adjustment"), or (ii) the percentage increase to the Consumer Price
Index from the previous year (the "CPI Adjustment"). If in any year the foregoing calculation results in a Rent Deficit, such Rent Deficit shall be paid to the Lessor from the amount of any Rent Surplus in subsequent years.
As used in this paragraph, the term Rent deficit shall be that amount by which the base Rent adjusted in accordance with the CPI adjustment is less than the Base Rent adjusted in accordance with the Fixed Adjustment, and the term Rent Surplus shall be that amount by which the Base Rent adjusted in accordance with the Fixed Adjustment is less than the Base Rent adjusted in accordance with the CPI Adjustment.

	11.	Security:  First lien security interest in all furniture, fixtures and equipment and other personal property and all accounts receivable of the Facility.

	12.	Lease Guaranty:   All lease obligations shall be unconditionally
guaranteed by Sterling.

	13.	Operator:  Sterling

	14.	Financial Covenants:  The Facility rent coverage ratio covenant
		will be calculated before management fees and will be based on 1.20:1 ratio for each aggregate Master Lease pool. The Guarantor shall maintain, at all times, (i) an adjusted current ratio equal to or greater than 1.0:1 and (ii) a tangible net worth equal to or greater than $7,000,000. Previously closed transactions will also be amended to reflect consolidated rent coverage ratios. The lease documents will contain additional financial covenants as to the Lessee and the Guarantor subject to further discussions.

	15.	Subordination:  Management fees and all related party fees will
		be subordinate to rent payments.

	16.	Cross-Default/Cross-Collateralization:  Will be required for all
		related transactions.

	17.	Closing Date:  All transactions shall close on or before March 31,
		1998.

	18.	Lease Assignments/Subletting:  Not permitted.

	19.	Appraisals:  Appraisals must be conducted by Valuation Counselors,
		Inc.

	20.	Environmental Reports:  Phase I Environmental Surveys must be
		conducted by ATC Associates, Inc.

	21.	Lease Costs:  All Lease costs, excluding Meditrust's legal,
environmental, and appraisal shall be the obligation of the Lessee, including, but not limited to, Lessee's legal fees, inspection fees, travel costs, finder fees, transfer fees, survey costs, title insurance premiums and other title fees, and recording costs will be the obligation of the Borrower and the guarantor.

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	22.	Purchase Option:  Lessee shall have the option to purchase the first and/or second group of Facilities at the end of the Initial Lease term and at the end of any Extension Term for a net price to Meditrust equal to the greater of (i) the fair market value or (ii) Meditrust's original investment. If (i) is greater than (ii), then any appreciation in the fair market value in excess of 115% of Meditrust's original investment, shall be split equally between the Lessee and Meditrust.

	23.	Lessee's Obligation to Perform Upgrade Expenditures:  Lessee shall
		spend an annual amount equal to $150.00 per living unit for upgrades to each Facility commencing on the third anniversary of the Lease Commencement Date/Conversion Date.

	24.	Master Lease:  It is contemplated that Meditrust will enter into separate leases covering each of the Facilities on the terms and conditions described in this letter, provided, however, that the lease terms, renewal options, purchase options and the like will be exercisable and/or considered based on all of the leases as a group within Group 1 (approximately
$25,000,000) or within Group 2 (approximately $25,000,000).

If these general terms and conditions are acceptable to you and if you agree to proceed with our due diligence process and further negotiations, please sign this summary sheet and return it to Meditrust by July 16, 1997. This letter, which is for informational purposes only, is not binding on either party and is not to be considered a commitment to provide financing. Approval of Meditrust's Board of Trustees and Executive Committee will also be a prerequisite to this transaction.

						Very truly yours,

						MEDITRUST


						By:	/s/  Stephen C. Mecke
							Stephen C. Mecke
							Vice President of Development

ACKNOWLEDGED AND ACCEPTED:

STERLING HOUSE CORPORATION


By:		/s/  Steven L. Vick
Title:	President
Date:		7/14/97

pc:	Abraham D. Gosman			Lisa Avery-Peck, Esquire
	David F. Benson			Lynn M. Dower
	Michael F. Bushee			Erica M. Menard, Esquire
	Michael S. Benjamin, Esquire	Richard W. Pomroy

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